Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-205471, 333-205469, 333-183491, 333-176111, 333-176110 and 333-173208) on Forms S-8 and Registration Statements (Nos. 333-211939, 333-211937, 333-211936, 333-201535 and 333-171998) on Forms S-3 of InVivo Therapeutics Holdings Corp. of our report dated March 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of InVivo Therapeutics Holdings Corp. and Subsidiary appearing in this Annual Report on Form 10-K of InVivo Therapeutics Holdings Corp. for the year ended December 31, 2017.

/s/RSM US LLP

Boston, Massachusetts

March 12, 2018